Exhibit 10.55
February 10, 2006
Frank Buettner
[home address]
Re: Employment Terms
Dear Frank:
On behalf of RedEnvelope (“Company”), I am very pleased to offer you employment as the Company’s Chief Operating Officer.
You will report directly to the Company’s Chief Executive Officer and will work primarily in our San Francisco office. The position of Chief Operating Officer is exempt. Your primary duties in this position will include the management of the Company’s fulfillment center, customer service center and its information technology, sourcing and logistics operations. You will also be responsible for any other projects or assignments as directed by the Chief Executive Officer. At all times during employment with the Company, you will devote your full energies, abilities and productive business time to the performance of your job for the Company and will not engage in any activity that would in any way interfere or conflict with the full performance of any of your duties for the Company. You will begin work on or before March 13, 2006.
You will receive an annualized salary of $285,000 and a sign-on bonus of $50,000 (to be paid within 30 days of the day you report for work), less applicable payroll deductions and all required withholdings, in accordance with the Company’s regular payroll practices. In addition, we will reimburse up to $30,000 of your expenses of moving your household from the Stoughton, Wisconsin area to the San Francisco Bay area, reimburse up to $20,000 of your and your family’s expenses of traveling between your current homes and San Francisco during 2006, and provide temporary housing to accommodate you and your family until November 1, 2006.
You will also be eligible to receive an annual bonus to paid as soon as practicable following the Company’s announcement of its financial results for its 2007 fiscal year. You will be eligible for a bonus in an amount between 50% and 100% of your salary, but the actual amount of your bonus will be determined by performance criteria that apply to you and to the Company that will be determined by the Company’s Board of Directors in its sole discretion. Consequently, there can be no guarantee that you will receive a bonus in any particular amount or at all.
Commencing on the month following your start date, you will be eligible to participate in the Company’s standard benefits package. You will also be eligible for the Company’s standard Paid Time Off and holiday benefits. The Company may modify or cancel benefits from time to time, as it deems appropriate in its sole discretion, except that your Paid Time Off benefits may not be reduced to less than four weeks per year.

In addition, we will recommend that the Board of Directors of the Company (“Board”) grant you an option to purchase 125,000 shares of the Company’s common stock. The specific characteristics, terms and conditions of the option mentioned above will be set forth in the option plan and grant documentation to follow after approval by the Board; provided, however, that options to purchase 31,250 shares shall vest after six months of your employment with the Company, and, so long as you continue to be employed by the Company, the remaining options shall vest in equal monthly installments over the forty-two month period thereafter. In the event the Company terminates your employment without cause (as defined below) within twelve months following a change of control of the Company, 100% of any remaining unvested options under this grant will immediately vest.
Your employment with the Company is for no specified duration and may be terminated either by you or the Company at any time and for any reason whatsoever, with or without cause or advance notice. The Company also retains the right to make all other decisions concerning your employment (e.g., changes to your position, title, level, responsibilities, compensation, job duties, reporting structure, work location, work schedule, goals or any other managerial decisions) at any time, with or without cause or advance notice, as it deems appropriate in its sole discretion. This at-will employment relationship cannot be changed except in writing signed by you and the Company’s Chief Executive Officer. If the Company terminates your employment without cause, in exchange for you signing a general release of any and all claims, the Company will pay you severance in the total amount of twelve months of your base salary, less applicable payroll deductions and all required withholdings. In addition, the Company will reimburse you for twelve months of premiums to continue your and your dependents’ health care insurance coverage under COBRA, if you elect to continue such coverage. This severance amount will be paid in biweekly installments, less applicable payroll deductions and all required withholdings, in accordance with the Company’s regular payroll schedule, during the six calendar months following the termination of your employment.
As used in this agreement, “cause” shall mean material nonperformance or misconduct in the performance of your duties and responsibilities as an employee, indictment for a felony or another crime involving fraud or dishonesty, or theft or misappropriation of assets of the Company having more than nominal value. Your employment shall also be deemed terminated by the Company without cause if, during the 90 days following a material diminution of your title, primary duties or base salary, you voluntarily terminate your employment with the Company.
Your employment with the Company is contingent on your having signed the Company’s standard employee confidentiality and invention assignment agreement prior to your start date, providing satisfactory proof of your right to work in the United States as required by law, and on the Company’s verification of your qualifications, background, experience and references. You will comply at all times with all Company policies, rules and procedures as they may be established, stated and/or modified from time to time at the Company’s sole discretion.
Prior to your first day of work with the Company, you will have previously returned any confidential, proprietary or trade secret information belonging to any prior employer and will not use such information in your employment with the Company. You will also strictly adhere to the terms of any lawful restrictive covenants entered into between you and any prior employers.

Except as specified below, to the fullest extent allowed by law, any and all disputes, claims or controversies of any kind arising out of or related in any way to hiring, employment or the termination of employment with the Company (including without limitation any statutory or common law claims against the Company or any of its agents or employees) shall be fully and finally resolved through binding arbitration, before a neutral arbitrator, pursuant to the California Arbitration Act, California Code of Civil Procedure section 1280, et seq. You and the Company therefore waive any right to a jury trial on any such claims or matters. Any arbitration between the parties will be conducted before the American Arbitration Association (“AAA”) in San Francisco, California, under the AAA’s then existing national rules for the resolution of employment disputes, as modified in any respect necessary to comply with the requirements of California law for enforcement of arbitration agreements regarding employment-related disputes. This arbitration provision shall not apply to any claims for injunctive or other similar equitable relief. Before commencing any arbitration proceedings, any dispute between you and the Company or any of its agents or employees shall first be submitted, in writing, to the Company’s Human Resource Officer (or if none, to the head of Finance & Accounting) for a good faith attempt at resolution.
This letter sets forth the entire agreement between you and the Company on the terms of your employment with the Company and supersedes any prior representations, understandings, promises or agreements, whether oral or written, by anyone regarding employment with the Company. The employment terms in this letter may only be modified in a writing signed by both you and the Company’s Chief Executive Officer.
If you wish to accept employment with the Company under the terms described above, please sign and date this letter and return it to me at your earliest convenience.
Frank, we are excited at the prospect of you joining our team and look forward to working with you.
Sincerely,
RedEnvelope, Inc.

By:	/s/ Alison May
Alison May

Title:	President and Chief Executive Officer
ACCEPTED AND AGREED:
Frank Buettner

/s/ Frank Buettner	2.13.06
Signature	Date